Exhibit 99.1

August 4, 2008	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS COMPLETES ACQUISITION OF
BUTTERKRUST BAKERY IN FLORIDA
THOMASVILLE, GA—Flowers Foods (NYSE: FLO) today announced that it has completed the acquisition of ButterKrust Bakery in Lakeland, Fla. In the transaction, Flowers purchased all of the issued and outstanding capital stock of the holding company of ButterKrust for cash.
ButterKrust Bakery operates profitably with annualized sales of approximately $70 million. ButterKrust has one bakery in Lakeland that employs 368 people and the company’s fresh breads and rolls are available throughout Florida under the Country Hearth, Rich Harvest, and Sunbeam brands as well as store brands.
Headquartered in Thomasville, Ga., Flowers Foods, with annual sales of over $2.02 billion, is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 36 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Sunbeam, Blue Bird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Investor Contact: Marta J. Turner, Executive VP/Corporate Relations (229) 227-2348

Media Contact: Mary A. Krier, VP/Communications (229) 227-2333
###